PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(B)(4)
TO PROSPECTUS DATED MARCH 28, 2001	REGISTRATION NO. 333-37072

GENENTECH, INC.

SHARES OF COMMON STOCK

     This prospectus supplement relates to the sale by certain selling shareholders of our common stock, par value $.02 per share, that was originally delivered in exchange for Liquid Yield Option Notes due 2015 issued by Roche Holdings, Inc.

     This prospectus supplement should be read in conjunction with the prospectus dated March 28, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the common stock of the selling shareholders as listed below. All information concerning beneficial ownership has been furnished by the selling shareholders.

NAME	NUMBER OF SHARES OF COMMON STOCK OWNED PRIOR TO OFFERING	NUMBER OF SHARES OFFERED	NUMBER OF SHARES OF COMMON STOCK OWNED AFTER THE OFFERING	PERCENTAGE OF COMMON STOCK OUTSTANDING

CGNU Life Global	46,290	27,690	18,600	*
Convertibles

CU Life Global	57,512	34,612	22,900	*
Convertibles

NULAP WP Global	89,518	51,918	37,600	*
Convertibles

Alica Convertibles EG	51,918	51,918	0	*
Builder 200 Convertible
& Preferred MOC

Value Line Convertible	6,056	6,056	0	*
Fund Inc

Basler Kantonalbank	19,902	19,902	0	*

Morley Fund	25,959	25,959	0	*
Management A/C Alica
Conv

* Less than 1%

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
“RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 9, 2004.